Exhibit 99.1

TRANSACT TECHNOLOGIES DECLARES QUARTERLY CASH DIVIDEND OF $0.09 PER SHARE

Hamden, CT – November 5, 2018 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, announced today that its Board of Directors has declared a quarterly cash dividend of $0.09 per share. The dividend will be payable on December 14, 2018, to shareholders of record at the close of business on November 20, 2018. On an annualized basis, the quarterly dividend represents an annual yield of 2.4% based on the $14.74 per share closing price of the Company's stock on November 2, 2018.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com